As filed with the Securities and Exchange Commission on May 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVG Technologies N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gatwickstraat 9-39

1043 GL Amsterdam

The Netherlands

(Address of Principal Executive Offices)

Amended and Restated 2013 Option Plan

(Full title of the plan)

AVG Technologies USA, Inc.

1 Executive Drive, 3rd Floor

Chelmsford, MA 01824, USA

Telephone: (978) 319-4460

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value €0.01 per share
- Amended and Restated 2013 Option Plan	900,000(2)	$18.43(3)	$16,587,000.00	$2,136.41
Total	900,000	—	$16,587,000.00	$2,136.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “1933 Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Represents an increase to the number of shares of the Registrant’s ordinary shares reserved for issuance under the Amended and Restated 2013 Option Plan (the “Plan”). The Amended and Restated 2012 Option Plan has been amended and renamed the Amended and Restated 2013 Option Plan, and the shares reserved under the Plan have been increased by 900,000 ordinary shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the 1933 Act. The Proposed Maximum Offering Price Per Share is the average of the high and low prices of our Ordinary Shares as reported on the New York Stock Exchange on April 29, 2014 (rounded up to the nearest cent).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the 1933 Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed with the Commission on March 25, 2014; and

(b) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35408), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on January 27, 2012, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual report to stockholders or document or current report furnished under Form 6-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, the Registrant’s articles of association, in effect since February 7, 2012, provide members of the management board and supervisory board the right, to the fullest extent permitted by law, to recover from the Registrant amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, there is generally no entitlement to indemnification for acts or omissions that amount to willful misconduct or intentional recklessness. In addition, the Registrant has entered into agreements to indemnify certain members of its management board and supervisory board against expenses and liabilities to the fullest extent permitted by law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition to such indemnification, the Registrant provides members of its management board and supervisory board with directors’ and officers’ liability insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith

4.1	Articles of Association	F-1	333-178992	January 13, 2012	3.2

4.2	Supervisory Board By-Laws	F-1	333-178992	January 13, 2012	3.3

4.3	Management Board By-Laws	F-1	333-178992	January 13, 2012	3.4

5.1	Opinion of Allen & Overy LLP					X

23.1	Consent of BDO Audit & Assurance B.V., independent registered public accounting firm					X

23.2	Consent of PricewaterhouseCoopers Accountants N.V.					X

24.1	Power of Attorney (set forth on the signature page)					X

99.1	Amended and Restated 2013 Option Plan, dated May 7, 2013	20-F	001-35408	March 25, 2014	4.13

99.2	Appendix to 2013 Option Plan—Restricted Share Unit Plan, dated May 7, 2013	20-F	001-35408	March 25, 2014	4.14

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands on this 5th day of May, 2014.

AVG Technologies N.V.

By:	/s/ Gary Kovacs
Name:	Gary Kovacs
Title:	Chief Executive Officer, Managing Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Gary Kovacs and John Little, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable AVG Technologies N.V. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 5, 2014 in the capacities indicated:

Name	Title

/s/ Gary Kovacs Gary Kovacs	Chief Executive Officer; Managing Director (Principal Executive Officer)

/s/ John Little John Little	Chief Financial Officer; Managing Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Dale L. Fuller	Member of the Supervisory Board (Chairman)
Dale L. Fuller

/s/ Gabriel Eichler	Member of the Supervisory Board (Vice Chairman)
Gabriel Eichler

/s/ Frank Esser	Member of the Supervisory Board
Frank Esser

/s/ Jan G. Haars	Member of the Supervisory Board
Jan G. Haars

/s/ Jonathan W. Meeks	Member of the Supervisory Board
Jonathan W. Meeks

/s/ Colin Tenwick	Member of the Supervisory Board
Colin Tenwick

AVG TECHNOLOGIES USA, INC.	Authorized Representative in the United States

/s/ Natasha Aljalian	Director and Corporate Secretary
Natasha Aljalian